EXHIBIT 99.1

Contact:  Cathy Kruse
         Telephone: 701-572-2020 Ext. 1
cathy@georesourcesinc.com

FOR IMMEDIATE RELEASE

GeoResources, Inc. Reports Year End 2011 Proved Reserves, Fourth Quarter Production and Provides an Update on Operations

Reports Proved Reserve Growth of 22% and Fourth Quarter Production of 6,116 boe/d

Houston, Texas, March 6, 2012 – GeoResources, Inc. (NASDAQ: GEOI), today announced its year end 2011 proved reserves, and its fourth quarter and full year 2011 production results.  The company also provided an operational update and issued revised capital expenditure and production guidance for 2012.

SEC Proved Reserve Highlights(1)

•	Proved reserves totaled 29.2 Mmboe at January 1, 2012, a 22% growth rate over January 1, 2011.

•	Proved oil reserves grew 37% from prior year levels and accounted for 67% of total proved reserves at January 1, 2012, up from 60% in the prior year.

•	The proved PV-10 totaled $615 million at January 1, 2012, a 63% growth rate over prior year.

•	The Company’s reserve replacement ratio from acquisitions and drilling was 340%(2) for the year ended December 31, 2011.

Proved Reserve Summary - January 1, 2012
	SEC Pricing(1)
	Oil	Gas	Combined	% of Total	PV-10	% of Total
	(Mbbl)	(Mmcf)	(Mboe)	Proved	($000s)	PV-10

PDP	10,794	31,946	16,119	55%	$376,690	61%
PDNP	3,112	6,568	4,206	14%	109,501	18%
PUD	5,787	18,791	8,919	30%	128,708	21%
Total Proved	19,693	57,305	29,244		$614,899
% of Total	67%	33%

(1)
Based on January 1, 2012 proved reserves as prepared by Cawley, Gillespie & Associates, Inc. in accordance with SEC Guidelines. Prices of $96.19 per barrel of oil and $4.11 per MMBTU before applicable deductions.  PV-10 data is pre-tax.

(2)	Calculated as proved reserve additions from drilling and acquisitions in 2011 divided by total production for the year.

Year End and Fourth Quarter 2011 Production Highlights

•	Combined oil and gas production for 2011 averaged 5,270 boe/d (64% oil), a 4% increase over 2010.

•	Oil production averaged 3,349 bbl/d for the year, a 15% increase over 2010.

•	Combined oil and gas production averaged 6,116 boe/d in the fourth quarter of 2011 (67% oil), a 20% increase over the fourth quarter 2010 and a 10% increase over the third quarter 2011.

•	Oil production averaged 4,084 bbl/d in the quarter, a 34% increase over the fourth quarter 2010 and a 13% increase over the third quarter 2011.

Production Summary
	Three Mos. Ended Dec. 31,			Twelve Mos. Ended Dec. 31,
	2011	2010	∆ %	2011	2010	∆ %

Oil Production (Mbbls)	376	280	34%	1,222	1,060	15%
Gas Production (MMcf)	1,122	1,132	-1%	4,209	4,789	-12%
Total Production (MBOE)	563	469	20%	1,924	1,858	4%

Oil Production (Bbls/d)	4,084	3,045	34%	3,349	2,903	15%
Gas Production (Mcf/d)	12,195	12,316	-1%	11,531	13,120	-12%
Average Daily Production (Boe/d)	6,116	5,097	20%	5,270	5,090	4%

Production by Area

GeoResources continued to add oil-rich production in the fourth quarter of 2011 primarily driven by development drilling in its Bakken project area as well as oily Austin Chalk drilling.  Net production in the Company’s Eagle Ford project area declined in the fourth quarter as no new wells were completed during the quarter. As indicated in the Operational Update section below, the Company has recently completed four new wells in this project area and it is expected to be a significant growth area for GeoResources in 2012.  The table below provides a summary of daily production by project area for the fourth quarter of 2011 compared to the third quarter of 2011.

Average Historical Daily Production Rates - For Full Indicated Quarter
	4Q 2011		3Q 2011
	Rate (Boe/d)	% Oil	Rate (Boe/d)	% Oil	% Growth

Bakken	1,998	93%	1,582	92%	26%
Eagle Ford	176	94%	281	98%	-37%
Austin Chalk	1,716	26%	1,513	20%	13%
Other	2,226	80%	2,169	72%	3%
Total	6,116	67%	5,545	65%	10%

Operational Update

Bakken Shale Properties

Consistent with its strategy to expand in the Bakken, the Company has added to its acreage position in this area in recent months.  Accordingly, GeoResources now has approximately 54,700 net acres in the Bakken trend across four project areas.

Williams County Project Area (Northwest Williams County, ND) - In its Williams County project area the Company currently has approximately 27,800 net acres, most of which is operated by the Company.  The Company has two drilling rigs running in this project area and a third rig is expected to be added in the second quarter of 2012.  After the third rig begins operations, the Company plans to maintain a two-rig program in its Williams County project area and use one rig primarily in its Eastern Montana project area.  Year to date 2012 the Company has completed five gross wells in its Williams County project area.  The Company also has three additional wells that are waiting on completion in addition to two wells currently being drilled.  The Company plans to spud between 20 and 24 gross wells in this project area in 2012.

Eastern Montana Project Area (Roosevelt and Richland Counties, MT) - In its Eastern Montana project area the Company currently has approximately 12,900 net acres, 9,400 of which are operated by the Company.  The Company plans to utilize one drilling rig in this project area beginning in the second quarter of 2012.  In addition to Bakken drilling in eastern Montana, this rig will also be used to drill other conventional prospects in eastern Montana in addition to potentially being used to farm into third party operated Bakken wells in the region.  The Company plans to spud three to five gross Bakken wells in this project area in 2012.

Mountrail County Project Area (Primarily Mountrail County, ND) - In its Mountrail County project area the Company currently has approximately 9,700 net non-operated acres.  This area continues to be actively developed by Slawson Exploration Company, Inc. who is currently running three to four rigs in this project area.  The Company plans to participate in 36 to 46 gross wells in this project area in 2012 with Slawson and 10 to 14 wells with other operators.

McKenzie Line Project Area (McKenzie and Southern Williams Counties, ND) – This is a new project area in which the Company currently holds approximately 4,300 primarily non-operated net acres, of which 3,600 net acres in this project area were acquired from US Energy Corp. in January, 2012 for approximately $12.7 million.  This acreage is primarily operated by Zavanna, LLC who has already drilled one well in 2012 which is waiting on completion with a second well drilling.  The Company expects six to eight gross wells to be spud in this project area in 2012.

Eagle Ford Shale Properties

GeoResources has approximately 23,600 net acres under lease in its operated Eagle Ford project area located in southwest Fayette and northeast Gonzales counties in Texas.  At present, the Company has two drilling rigs working in its Eagle Ford project area and plans to add a third rig to this area in the second half of 2012.

Year to date 2012 the Company has completed four gross wells in its Eagle Ford project area.  These four wells were completed using a revised fracture stimulation design as compared to the Company’s first three wells drilled in the Eagle Ford.  Two of these wells are currently flowing back after frac while the other two wells are currently on production.  The two wells that are on production include the Peebles #1H (39.8% W.I.) in Fayette County which averaged 436 boe/d over its first 30 days of production and the Newtonville #1H (55.0% W.I.) in Gonzales County which averaged 550 boe/d over its first 23 days of production.  The Company also has additional wells that are currently being frac’d and one well that is waiting on completion.  Finally, two additional wells are currently being drilled.  The Company plans to spud between 20 and 24 gross wells in this project area in 2012.

Austin Chalk Acquisition

In February 2012, the Company closed on a $40.4 million acquisition (subject to customary purchase price adjustments) of producing Austin Chalk properties in the Brookeland Field area of east Texas from an unaffiliated third-party effective January 1, 2012.  The Company-prepared estimates of total proved reserves using SEC pricing are 2.5 Mmboe (80% proved developed). Approximately 52% of the proved reserves are oil and natural gas liquids (NGLs).  The properties averaged 914 boe/d of net production in December 2011 being 24% oil, 28% NGLs and 48% residue gas.  This acquisition includes approximately 170,000 net acres, which are mostly held by production.  GeoResources believes multiple additional drilling opportunities exist across this acreage position.  The Company continues to view the liquids-rich areas of the Austin Chalk as a focus area and therefore will continue to pursue both drilling and acquisition opportunities across this trend.

The Company plans to provide a more thorough update of first quarter 2012 drilling activities across all of its major project areas in early April 2012.

Updated 2012 Production and Capital Guidance

The Company is revising its 2012 full year production guidance upward to range between 7,300 and 8,300 boe/d (65% to 70% oil) to account for its updated drilling plan and recent acquisitions.  Our previous guidance was between 6,500 and 7,500 boe/d.

As seen in the table below, the Company has also revised its 2012 capital expenditure guidance to account for recent acquisitions, updated 2012 drilling plans and updated well cost estimates.

2012 Capital Expenditure Guidance			($ in Millions)
	Low	High	Notes

Bakken (Williams County Project Area)	$45	$58	20 - 24 gross wells at $7.5 - $8.0MM (30% W.I.)
Bakken (Eastern Montana Project Area)	10	18	3 - 5 gross wells at $7.5 - $8.0MM (45% W.I.)
Bakken (Mountrail County Project Area)	19	28	46 - 60 gross wells at $5.5 - $8.5MM (6% W.I.)
Bakken (McKenzie Line Project Area)	6	8	6 - 8 gross wells at $9.5 - $10.5MM (10% W.I.)
Eagle Ford	73	98	20 - 24 gross wells at $8.0 - $9.0MM (46% W.I.)
Austin Chalk	3	7	2 - 4 gross wells at $2.8 - $3.3MM (50% W.I.)
Other Drilling	10	14	Other
Total Drilling Capital Expenditures	$166	$231
Acreage and Seismic	25	35	Bakken and Eagle Ford Primarily
Infrastructure and Other	3	6	Saltwater Disposal, etc.
Total Capital Expenditures Excl. Acquisitions	$194	$272
1Q 2012 Acquisitions (Bakken and Chalk)	53	53	McKenzie Line & Brookeland Acquisitions
Total Capital Expenditures	$247	$325

Management Comments

Frank A. Lodzinski, President and CEO of GeoResources, Inc. commented, “We exited 2011 on a high note by reporting record production levels and proved reserve levels.  We are particularly pleased with the oil growth we achieved in 2011 from both a production and reserve perspective. We expect to continue to grow our oil and liquids production and reserves in 2012 and beyond.”

“We expect our third rig to arrive in the Bakken in the 2nd quarter and will continue to develop our acreage position and acquire additional acreage in the basin.  In the Eagle Ford, early production results from our most recent completions look promising and we eagerly look forward to developing our acreage position.  We have made considerable progress in reducing well costs in both areas.  We are currently targeting well costs of $7.5 million in our operated Bakken project areas and $8.0 million in the Eagle Ford.  These costs are “through the tanks” including production equipment and are approximately 4% to 8% lower than our most recent AFEs.  To date our cost savings have resulted primarily from reductions in drilling and completion days and logistical efficiencies.  For example, recent Bakken and Eagle Ford wells have been drilled to total depth in 19 and 21 days, respectively.  We believe we can achieve additional savings, without adversely impacting production rates and reserve recoveries, from further refinement of our drilling and steering techniques, optimization of our completion methods and improved logistics resulting from pad drilling, among other things.  We are still early in the development of our acreage positions and are continually evaluating techniques to reduce costs while maximizing production and reserve recoveries.”

“We are also pleased to report on our recently closed acquisition of Austin Chalk properties in the Brookeland Field area of East Texas.  This acquisition provides us with additional scale in the Chalk and comes with substantial upside associated with additional drilling opportunities.  Historically, we have made a lot of money in the Austin Chalk and our recent success has demonstrated its continued potential.  While we will continue to focus clearly upon our Eagle Ford and Bakken holdings and develop and expand our positions there, we believe the Austin Chalk will also contribute to our growth and can be efficiently exploited given the geographic proximity of our Austin Chalk properties to our current Eagle Ford operations.  We look forward to continuing to grow our presence in the liquids-rich areas of the Austin Chalk Trend.”

“As I have previously advised the market, our current portfolio of producing properties includes certain non-core legacy properties that are providing substantial production and cash flows to pursue and develop other opportunities.  Consistent with our growth and in order to devote our human resources toward our most significant projects, we will periodically divest of select non-core assets.”

“Finally, as we look forward into 2012 we are excited about the growth ahead of us, but as always, we will continue to optimize our operations to ensure we achieve this growth in a profitable manner.”

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves and exploration activities, currently focused in the Southwest, Gulf Coast, and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Cautionary Note Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the GeoResources’ expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “continue,” and similar expressions.  Examples of forward-looking statements, include, but are not limited to: (i) changes in production volumes and prices, future production and development costs,  (ii) projections of capital expenditures, revenues, income or loss, earnings or loss per share, capital structure, and other financial items, (iii) statements of our plans and objectives of our management or board of directors including those relating to planned development of our oil and gas properties, (iv) statements of future economic performance and (v) statements of assumptions underlying such statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  GeoResources undertakes no obligation to update or revise any forward-looking statements.

A further description of these uncertainties and other risks can be found in the GeoResources Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by GeoResources with the SEC.